FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp 777 N. Broadway Los Angeles, CA 90012	Contact:Heng W. Chen (213) 625-4752

CATHAY GENERAL BANCORP ANNOUNCES RECORD EARNINGS OF $34.0 MILLION, OR $0.67 PER SHARE, IN THIRD QUARTER 2007

Los Angeles, Calif., October 25: Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the third quarter of 2007.

STRONG FINANCIAL PERFORMANCE

	Third Quarter 2007	Third Quarter 2006

Net income	$34.0 million	$30.7 million
Basic earnings per share	$0.68	$0.60
Diluted earnings per share	$0.67	$0.59
Return on average assets	1.46%	1.60%
Return on average stockholders’ equity	14.45%	13.76%
Efficiency ratio	37.46%	38.62%

HIGHLIGHTS

•	Third quarter earnings increased $3.3 million, or 10.9%, compared to the same quarter a year ago.
•	Third quarter diluted earnings per share reached $0.67, increasing 13.6%, compared to $0.59 per share the same quarter a year ago.
•	Return on average assets was 1.46% for the quarter ended September 30, 2007, compared to 1.40% for the quarter ended June 30, 2007 and compared to 1.60% for the same quarter a year ago.
•
Return on average stockholders’ equity was 14.45% for the quarter ended September 30, 2007, compared to 13.13% for the quarter ended June 30, 2007, and compared to 13.76% for the same quarter a year ago.

•	Gross loans increased by $264.6 million, or 4.3%, from $6.2 billion at June 30, 2007 to $6.4 billion at September 30, 2007.
•	Deposits totaled $6.1 billion at September 30, 2007, which increased by $228.8 million, or 3.9%, from $5.8 billion at June 30.

“We are pleased to report record earnings during the third quarter in this challenging economic environment. While loan growth was strong in all major categories during the third quarter, we expect slower growth in future quarters” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“We were pleased that our marketing efforts resulted in strong growth during the quarter in money market deposits and large time deposits,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“Based on current trends, we are still looking forward to another record year for Cathay General Bancorp,” concluded Dunson Cheng.

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INCOME STATEMENT REVIEW

The comparability of financial information is affected by our acquisitions. Operating results included the operations of acquired entities from the date of acquisition.

Net interest income before provision for loan losses

Net interest income before provision for loan losses increased $9.1 million, or 12.9%, to $79.8 million during the third quarter of 2007 from $70.7 million during the same quarter a year ago. The increase was due primarily to the strong growth in loans and securities.

The net interest margin, on a fully taxable-equivalent basis, was 3.69% for the third quarter of 2007. The net interest margin decreased 9 basis points from 3.78% in the second quarter of 2007 and decreased 37 basis points from 4.06% in the third quarter of 2006. The decrease in the net interest margin from the same quarter a year ago was primarily a result of the repricing of time deposits to reflect higher market interest rates, and increased reliance on more expensive wholesale deposits and borrowings.

For the third quarter of 2007, the yield on average interest-earning assets was 7.34% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 4.24%. In comparison, for the third quarter of 2006, the yield on average interest-earning assets was 7.42% and cost of funds on average interest-bearing liabilities equaled 4.01%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased to 3.10% for the quarter ended September 30, 2007, from 3.41% for the same quarter a year ago primarily due to the reasons discussed above.

Provision for loan losses

The provision for loan losses was $2.2 million for the third quarter of 2007 compared to negative $1.0 million provision for loan losses for the third quarter of 2006 and a $2.1 million provision for loan losses for the second quarter of 2007. The provision for loan losses was $5.3 million for the first nine months of 2007 and $2.0 million for same period of 2006. The provision for loan losses was based on the review of the adequacy of the allowance for loan losses at September 30, 2007. The provision for loan losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb loan losses inherent in the Company’s loan portfolio. The following table summarizes the charge-offs and recoveries for the periods as indicated:

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	For the three months ended September 30,		For the nine months ended September 30,
(Dollars in thousands)	2007	2006	2007	2006

Charge-offs:
Commercial loans	$511	$33	$6,253	$838
Construction loans	-	-	190	-
Real estate loans	912	3	1,030	3
Installment and other loans	-	-	1	4
Total charge-offs	1,423	36	7,474	845
Recoveries:
Commercial loans	138	300	2,911	944
Construction loans	-	-	190	-
Real estate loans	-	1	202	4
Installment and other loans	2	9	27	25
Total recoveries	140	310	3,330	973
Net Charge-offs / (Recoveries)	$1,283	$(274)	$4,144	$(128)

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, gains from sales of premises and equipment and other sources of fee income, was $8.9 million for the third quarter of 2007, an increase of $3.5 million, or 63.9%, compared to the non-interest income of $5.4 million for the third quarter of 2006.

In the third quarter of 2007, the Company recorded a gain of $2.7 million from the sale of a property housing a former branch. In the third quarter of 2007, wealth management commissions increased $356,000, or 110%, to $681,000, venture capital income increased $319,000 as a result of partnership distributions, and letter of credit commissions increased by $181,000, or 12.6%, compared to the same quarter a year ago.

Non-interest expense

Non-interest expense increased $3.8 million, or 13.1%, to $33.2 million in the third quarter of 2007 compared to $29.4 million in the same quarter a year ago. The efficiency ratio was 37.46% for the third quarter of 2007 compared to 38.62% in the year ago quarter and 39.06% for the second quarter of 2007.

The increase of non-interest expense in the third quarter of 2007 compared to the same period a year ago was primarily due to the following:

•	Salaries and employee benefits increased $944,000, or 5.9%, due primarily to the Company’s acquisitions and the hiring of additional staff.
•	Occupancy expense increased $522,000, or 19.8%, primarily due to the additions of new branches through acquisitions and new branch openings.
•	Computer and equipment expense increased $556,000, or 29.6%, primarily due to a $474,000 increase in software license fees under new data processing contracts.
•	Professional services expense increased $212,000, or 9.7%, due primarily to increases of $146,000 in consulting expenses related to a new telephone system.
•
Expense from operations of affordable housing investments increased $1.1 million, or 77.7%, to $2.5 million compared to $1.4 million in the same quarter a year ago as a result of a $752,000 adjustment for additional prior year’s estimated losses and additional investments in affordable housing projects.

•
Other operating expense increased $611,000, or 24.3%, primarily due to increases in training expenses of $165,000 related to the new Hong Kong branch, increases in postage expenses of $164,000, and a write-off of $295,000 of previously capitalized due diligence costs related to the proposed investment in First Sino Bank.

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Income taxes

The effective tax rate was 36.2% for the third quarter of 2007, compared to 35.7% for the same quarter a year ago and 36.4% for the full year 2006.

BALANCE SHEET REVIEW

Total assets increased by $1.6 billion, or 20.0%, to $9.6 billion at September 30, 2007, from year-end 2006 total assets of $8.0 billion. The increase in total assets was represented primarily by increases in loans, securities purchased under agreements to resell, and investment securities.

Securities purchased under agreements to resell increased $360.0 million and long-term certificates of deposit increased $50.0 million during the first nine months of 2007 due to attractive rates available on these investments. Securities available-for-sale increased by $521.3 million during the first nine months of 2007 primarily due to purchases of callable agency securities which provided collateral for repurchase agreements.

The growth of gross loans to $6.4 billion as of September 30, 2007, from $5.7 billion as of December 31, 2006, represents an increase of $691.9 million, or 12.0%, of which $38.6 million resulted from the acquisition of United Heritage Bank on March 30, 2007.

The changes in the loan composition from December 31, 2006, are presented below:

Type of Loans:	September 30, 2007	December 31, 2006	% Change
	(Dollars in thousands)
Commercial	$1,372,554	$1,243,756	10
Residential mortgage	537,565	455,949	18
Commercial mortgage	3,644,371	3,226,658	13
Equity lines	101,825	118,473	(14)
Real estate construction	763,403	685,206	11
Installment	16,949	13,257	28
Other	2,740	4,247	(35)
Gross loans and leases	$6,439,407	$5,747,546	12

Allowance for loan losses	(66,277)	(64,689)	2
Unamortized deferred loan fees	(11,054)	(11,984)	(8)

Total loans and leases, net	$6,362,076	$5,670,873	12

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Total deposits increased $395.5 million, or 7.0%, to $6.1 billion at September 30, 2007, from $5.7 billion at December 31, 2006, of which $54.2 million resulted from the acquisition of United Heritage Bank at March 30, 2007. The changes in the deposit composition from December 31, 2006, are presented below:

Deposits	September 30, 2007	December 31, 2006	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$778,690	$781,492	(0)
NOW	228,659	239,589	(5)
Money market	697,721	657,689	6
Savings	336,743	358,827	(6)
Time deposits under $100,000	1,095,348	1,007,637	9
Time deposits of $100,000 or more	2,933,645	2,630,072	12
Total deposits	$6,070,806	$5,675,306	7

During the nine months ended September 30, 2007, brokered deposits increased $141.2 million to $388.9 million from $247.7 million at December 31, 2006.

Securities sold under agreement to repurchase increased $708.7 million from $400.0 million at December 31, 2006, to $1.1 billion at September 30, 2007. Advances from the Federal Home Loan Bank increased $375.0 million to $1.1 billion at September 30, 2007, compared to $714.7 million at December 31, 2006.

ASSET QUALITY REVIEW

Non-performing assets to gross loans and other real estate owned was 0.79% at September 30, 2007, compared to 0.62% at December 31, 2006. Total non-performing assets increased $15.0 million to $50.6 million at September 30, 2007, compared with $35.6 million at December 31, 2006, primarily due to a $24.0 million increase in non-accrual loans offset by a $4.1 million decrease in accruing loans past due 90 days or more and by a $4.9 million decrease in other real estate owned. At September 30, 2007, total nonaccrual loans included a total of $24.4 million in loans secured by real estate collateral in Texas, comprised of a $9.6 million apartment loan, a $6.7 million shopping center construction loan that became Other Real Estate Owned on October 2, a $4.9 million shopping center construction loan that is expected to be paid off by early November, a $2.2 million apartment loan and a $1.0 million residential construction loan. Also included in nonaccrual loans at September 30, 2007 are a $5.3 million condo construction loan in Massachusetts and a $4.5 million office building loan in Northern California. Included in troubled debt restructured loans at September 30, 2007, is a $12.2 million condominium conversion construction loan for a project in Southern California where the interest rate has been reduced to 6.0%.

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The allowance for loan losses amounted to $66.3 million at September 30, 2007, and represented the amount that the Company believes to be sufficient to absorb probable loan losses inherent in the Company’s loan portfolio. The allowance for loan losses represented 1.03% of period-end gross loans and 132% of non-performing loans at September 30, 2007. The comparable ratios were 1.13% of gross loans and 213% of non-performing loans at December 31, 2006. Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

(Dollars in thousands)	September 30, 2007	December 31, 2006	% Change
Non-performing assets
Accruing loans past due 90 days or more	$3,903	$8,008	(51)
Non-accrual loans:
Construction	19,082	5,786	230
Commercial real estate	21,098	1,276	1,553
Commercial	4,592	14,425	(68)
Real Estate Mortgage	1,529	835	83
Other	17	-	100
Total non-accrual loans:	46,318	22,322	107
Total non-performing loans	50,221	30,330	66
Other real estate owned	374	5,259	(93)
Total non-performing assets	$50,595	$35,589	42
Troubled debt restructurings	$13,176	$955	1,280

CAPITAL ADEQUACY REVIEW

At September 30, 2007, the Tier 1 risk-based capital ratio of 9.22%, total risk-based capital ratio of 10.65%, and Tier 1 leverage capital ratio of 8.32%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than six percent, a total risk-based capital ratio equal to or greater than ten percent, and a Tier 1 leverage capital ratio equal to or greater than five percent. At December 31, 2006, the Company’s Tier 1 risk-based capital ratio was 9.40%, the total risk-based capital ratio was 11.00%, and Tier 1 leverage capital ratio was 8.98%.

During the third quarter of 2007, the Company repurchased 175,500 shares of its common stock for $5.4 million, or $30.77 average cost per share. During the first nine months of 2007, the Company repurchased 2,279,553 shares of its common stock for $76.9 million, or $33.74 average cost per share. At September 30, 2007, 172,150 shares remain under the Company’s May 8, 2007, repurchase program.

YEAR-TO-DATE REVIEW

Net income was $94.5 million, or $1.84 per diluted share for the nine months ended September 30, 2007, an increase of $7.5 million, or 8.6%, in net income over the $87.0 million, or $1.69 per diluted share for the same period a year ago due primarily to increases in net interest income. The net interest margin for the nine months ended September 30, 2007, decreased 46 basis points to 3.76% compared to 4.22% for the same period a year ago.

Return on average stockholders’ equity was 13.49% and return on average assets was 1.43% for the nine months ended September 30, 2007, compared to a return on average stockholders’ equity of 13.83% and a return on average assets of 1.62% for the same period of 2006. The efficiency ratio for the nine months ended September 30, 2007 was 38.30% compared to 37.55% for the same period a year ago.

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ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in Illinois, one in New Jersey, one in Hong Kong and representative offices in Taipei and Shanghai. Cathay Bank’s website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: expansion into new market areas; acquisitions of other banks, if any; fluctuations in interest rates; demographic changes; earthquake or other natural disasters; competitive pressures; deterioration in asset or credit quality; changes in the availability of capital; legislative and regulatory developments; changes in business strategy; and general economic or business conditions in California and other regions where Cathay Bank has operations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, its reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
(Dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for loan losses	$79,827	$70,683	13	$229,076	$206,875	11
Provision/(reversal) for loan losses	2,200	(1,000)	(320)	5,300	2,000	165
Net interest income after provision/(reversal) for loan losses	77,627	71,683	8	223,776	204,875	9
Non-interest income	8,859	5,404	64	20,905	16,229	29
Non-interest expense	33,222	29,383	13	95,736	83,779	14
Income before income tax expense	53,264	47,704	12	148,945	137,325	8
Income tax expense	19,258	17,046	13	54,392	50,279	8
Net income	$34,006	$30,658	11	$94,553	$87,046	9

Net income per common share:
Basic	$0.68	$0.60	13	$1.87	$1.71	9
Diluted	$0.67	$0.59	14	$1.84	$1.69	9

Cash dividends paid per common share	$0.105	$0.090	17	$0.300	$0.270	11

SELECTED RATIOS
Return on average assets	1.46%	1.60%	(9)	1.43%	1.62%	(12)
Return on average stockholders’ equity	14.45%	13.76%	5	13.49%	13.83%	(2)
Efficiency ratio	37.46%	38.62%	(3)	38.30%	37.55%	2
Dividend payout ratio	15.43%	15.12%	2	16.18%	15.84%	2

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	7.34%	7.42%	(1)	7.39%	7.23%	2
Total interest-bearing liabilities	4.24%	4.01%	6	4.24%	3.62%	17
Net interest spread	3.10%	3.41%	(9)	3.15%	3.61%	(13)
Net interest margin	3.69%	4.06%	(9)	3.76%	4.22%	(11)

CAPITAL RATIOS	September 30, 2007	September 30, 2006	December 31, 2006
Tier 1 risk-based capital ratio	9.22%	9.47%	9.40%
Total risk-based capital ratio	10.65%	11.14%	11.00%
Tier 1 leverage capital ratio	8.32%	8.91%	8.98%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2007	December 31, 2006	% change
	(In thousands, except share and per share data)
Assets
Cash and due from banks	$83,276	$114,798	(27)
Federal funds sold	-	18,000	(100)
Cash and cash equivalents	83,276	132,798	(37)
Short-term investments	17,152	16,379	5
Securities purchased under agreements to resell	360,000	-	100
Long-term certificates of deposit	50,000	-	100
Securities available-for-sale (amortized cost of $2,060,542 at September 30, 2007 and $1,543,667 at December 31, 2006)	2,043,529	1,522,223	34
Trading securities	10,171	5,309	92
Loans	6,439,407	5,747,546	12
Less: Allowance for loan losses	(66,277)	(64,689)	2
Unamortized deferred loan fees, net	(11,054)	(11,984)	(8)
Loans, net	6,362,076	5,670,873	12
Federal Home Loan Bank stock	51,620	34,348	50
Other real estate owned, net	374	5,259	(93)
Affordable housing investments, net	94,669	87,289	8
Premises and equipment, net	74,905	72,934	3
Customers’ liability on acceptances	32,685	27,040	21
Accrued interest receivable	54,313	39,267	38
Goodwill	319,873	316,752	1
Other intangible assets, net	37,883	42,987	(12)
Other assets	35,854	53,050	(32)
Total assets	$9,628,380	$8,026,508	20

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$778,690	$781,492	(0)
Interest-bearing deposits:
NOW deposits	228,659	239,589	(5)
Money market deposits	697,721	657,689	6
Savings deposits	336,743	358,827	(6)
Time deposits under $100,000	1,095,348	1,007,637	9
Time deposits of $100,000 or more	2,933,645	2,630,072	12
Total deposits	6,070,806	5,675,306	7

Federal funds purchased	98,000	50,000	96
Securities sold under agreement to repurchase	1,108,710	400,000	177
Advances from the Federal Home Loan Bank	1,089,680	714,680	52
Other borrowings	3,351	10,000	(66)
Other borrowings from affordable housing investments	19,670	19,981	(2)
Long-term debt	171,136	104,125	64
Acceptances outstanding	32,685	27,040	21
Minority interest in consolidated subsidiaries	8,500	8,500	-
Other liabilities	76,923	73,802	4
Total liabilities	8,679,461	7,083,434	23
Commitments and contingencies	-	-	-
Total stockholders’ equity	948,919	943,074	1
Total liabilities and stockholders’ equity	$9,628,380	$8,026,508	20

Book value per share	$19.05	$18.16	5
Number of common stock shares outstanding	49,813,181	51,930,955	(4)

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$123,925	$110,321	$356,841	$304,566
Investment securities- taxable	25,127	17,779	71,381	46,305
Investment securities- nontaxable	443	687	1,625	2,116
Federal Home Loan Bank stock	639	383	1,689	1,100
Agency preferred stock	174	295	512	799
Federal funds sold and securities purchased under agreements to resell	7,615	30	15,382	160
Deposits with banks	1,248	105	3,288	259
Total interest and dividend income	159,171	129,600	450,718	355,305

INTEREST EXPENSE
Time deposits of $100,000 or more	34,475	27,983	97,527	73,810
Other deposits	20,068	15,376	56,739	37,983
Securities sold under agreements to repurchase	9,865	4,658	23,126	11,183
Advances from Federal Home Loan Bank	11,472	8,621	34,930	19,315
Long-term debt	3,182	1,207	8,057	3,359
Short-term borrowings	282	1,072	1,263	2,780
Total interest expense	79,344	58,917	221,642	148,430

Net interest income before provision for loan losses	79,827	70,683	229,076	206,875
Provision/(Reversal) for loan losses	2,200	(1,000)	5,300	2,000
Net interest income after provision for loan losses	77,627	71,683	223,776	204,875

NON-INTEREST INCOME
Securities gains, net	88	206	268	236
Letters of credit commissions	1,622	1,441	4,349	4,046
Depository service fees	1,146	1,138	3,529	3,630
Gains from sale of premises and equipment	2,705	-	2,714	-
Other operating income	3,298	2,619	10,045	8,317
Total non-interest income	8,859	5,404	20,905	16,229

NON-INTEREST EXPENSE
Salaries and employee benefits	16,893	15,949	50,756	46,060
Occupancy expense	3,159	2,637	9,035	7,444
Computer and equipment expense	2,432	1,876	7,209	5,544
Professional services expense	2,388	2,176	6,659	5,396
FDIC and State assessments	284	259	804	761
Marketing expense	608	723	2,413	2,328
Other real estate owned expense	23	16	284	513
Operations of affordable housing investments	2,540	1,429	4,928	4,027
Amortization of core deposit intangibles	1,767	1,801	5,298	4,778
Other operating expense	3,128	2,517	8,350	6,928
Total non-interest expense	33,222	29,383	95,736	83,779

Income before income tax expense	53,264	47,704	148,945	137,325
Income tax expense	19,258	17,046	54,392	50,279
Net income	34,006	30,658	94,553	87,046

Other comprehensive loss, net of tax	5,978	12,048	2,568	931

Total comprehensive income	$39,984	$42,706	$97,121	$87,977

Net income per common share:
Basic	$0.68	$0.60	$1.87	$1.71
Diluted	$0.67	$0.59	$1.84	$1.69

Cash dividends paid per common share	$0.105	$0.090	$0.300	$0.270
Basic average common shares outstanding	49,828,379	51,507,434	50,683,650	51,046,270
Diluted average common shares outstanding	50,417,332	52,111,032	51,283,317	51,637,975

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CATHAY GENERAL BANCORP
AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(In thousands)	September 30, 2007		September 30, 2006		June 30, 2007

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$6,298,452	7.81%	$5,478,956	7.99%	$6,010,958	7.92%
Taxable investment securities	1,769,245	5.63%	1,345,854	5.24%	1,734,645	5.65%
Tax-exempt investment securities (2)	55,217	6.62%	83,368	6.96%	66,206	6.89%
FHLB & FRB stock	50,297	5.04%	34,974	4.34%	50,165	4.33%
Federal funds sold and securities purchased under agreements to resell	371,413	8.13%	2,293	5.19%	216,646	7.34%
Deposits with banks	71,843	6.89%	10,837	3.84%	68,177	7.38%
Total interest-earning assets	$8,616,467	7.34%	$6,956,282	7.42%	$8,146,797	7.39%

Interest-bearing liabilities
Interest-bearing demand deposits	$233,116	1.28%	$228,854	1.26%	$233,260	1.29%
Money market	699,679	3.18%	606,914	2.84%	675,753	3.09%
Savings deposits	342,971	1.01%	375,043	0.96%	353,562	1.01%
Time deposits	3,935,125	4.77%	3,409,894	4.35%	3,683,089	4.76%
Total interest-bearing deposits	$5,210,891	4.15%	$4,620,705	3.72%	$4,945,664	4.10%
Federal funds purchased	22,863	4.84%	39,359	5.35%	34,780	5.35%
Securities sold under agreements to repurchase	1,041,577	3.76%	415,652	4.45%	831,625	3.64%
Other borrowed funds	978,759	4.65%	695,321	5.23%	982,126	4.78%
Long-term debt	171,136	7.38%	55,101	8.69%	157,541	7.38%
Total interest-bearing liabilities	7,425,226	4.24%	5,826,138	4.01%	6,951,736	4.22%

Non-interest-bearing demand deposits	774,513		767,217		784,033
Total deposits and other borrowed funds	$8,199,739		$6,593,355		$7,735,769
Total average assets	$9,263,156		$7,579,065		$8,787,525
Total average stockholders’ equity	$933,562		$883,822		$934,313

	For the nine months ended,
(In thousands)	September 30, 2007		September 30, 2006

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases	$6,034,326	7.91%	$5,203,293	7.83%
Taxable investment securities	1,694,897	5.63%	1,257,303	4.92%
Tax-exempt investment securities (2)	65,583	6.54%	85,160	6.84%
FHLB & FRB stock	48,493	4.66%	31,653	4.64%
Federal funds sold and securities purchased under agreements to resell	269,137	7.64%	4,878	4.39%
Deposits with banks	62,702	7.01%	15,773	2.20%
Total interest-earning assets	$8,175,138	7.39%	$6,598,060	7.23%

Interest-bearing liabilities
Interest-bearing demand deposits	$233,012	1.28%	$239,033	1.15%
Money market deposits	680,751	3.12%	586,764	2.60%
Savings deposits	346,951	1.00%	379,516	0.89%
Time deposits	3,758,715	4.75%	3,255,741	3.93%
Total interest-bearing deposits	$5,019,429	4.11%	$4,461,054	3.35%
Federal funds purchased	27,621	5.20%	43,227	4.94%
Securities sold under agreements to repurchase	831,430	3.72%	365,714	4.09%
Other borrowed funds	961,589	4.88%	558,969	4.90%
Long-term debt	144,853	7.44%	54,364	8.26%
Total interest-bearing liabilities	6,984,922	4.24%	5,483,328	3.62%

Non-interest-bearing demand deposits	776,946		753,855
Total deposits and other borrowed funds	$7,761,868		$6,237,183

Total average assets	$8,816,682		$7,176,789
Total average stockholders’ equity	$937,357		$841,425

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

(2)
The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.